EXHIBIT 99.1

        BLUE HOLDINGS, INC. REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

         o        Listed in April on The  NASDAQ  Capital  Market  under  ticker
                  "BLUE"
         o        Net sales increased 137% to $11.9 million
         o        Net income increased 46% to $0.68 million

COMMERCE, Calif.--(BUSINESS WIRE)--May 11, 2006--Blue Holdings, Inc. (NASDAQ:BLUE), a designer, manufacturer and distributor of high-end fashion jeans and denim apparel, today announced financial results for the three months ended March 31, 2006.

THREE MONTHS ENDED MARCH 31, 2006

Net sales for the first quarter of 2006 were $11.9 million, a 137% increase over the $5.0 million reported in the prior year period. Sales in the quarter consisted of 44.5% from the Taverniti So Jeans brand, 39.5% from Antik Denim and 16% from Yanuk. Net income for the quarter was $0.68 million versus net income of $0.47 million for the first quarter of 2005. Basic and diluted earnings per share were $0.03 on 26,057,200 weighted average shares outstanding versus $0.02 on the same number of shares for the first quarter of 2005.

Blue Holdings' gross profit increased to $5.9 million in the first quarter of 2006 compared to $1.7 million in the prior year period. First quarter gross margins increased to 50.1% from 33.2% in the prior year period. The Company expects to maintain approximately a 50% gross margin in the future.

Selling, distribution and administrative expenses were $4.6 million in the quarter, up from $1.2 million in the prior year period. Operating expenses as a percentage of sales increased to 38.7% as compared to 23.9% in the prior year period. The operating expenses include design and sales-related expenses such as purchases of sample fabric, freight, advertising, commissions, travel and trade show costs. The increase was primarily a result of significant expenses incurred in connection with trade shows and the related travel costs, however, these types of expenses are not expected to be incurred in the second quarter.

"We continued to make excellent progress in the first quarter. In April, we became listed on The NASDAQ Capital Markets under the ticker BLUE, signifying further evidence of our commitment and focus on increasing shareholder value. We successfully launched our kids business, and signed a letter of intent with Global Fashion Group to distribute all our brands throughout Europe. Additionally, we continued to see strong product sell-throughs, in particular, from our Taverniti and Antik brands. We expect our business to accelerate in the second half of the year and are excited to continue to diligently execute our strategic plan," said Paul Guez, Blue Holdings' Chairman and CEO.

2006 OUTLOOK
The Company expects 2006 net sales to be in the range of $60 million to $70 million, consistent with its prior outlook. The Company also expects gross profit margin to remain at the same levels as in 2005.

Conference Call

Blue Holdings, Inc. will host a conference call today, May 11, 2006 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call will be hosted by Paul Guez, the Company's President and Chief Executive Officer, and Patrick Chow, the Company's Chief Financial Officer. The call will be open to all interested investors through a live audio Web broadcast via the Internet at Www.blueholdings.com. For those who are not available to listen to the live broadcast, the call will be archived on Blue Holdings' investor website for 90 days.

About Blue Holdings, Inc.

Blue Holdings, Inc., directly and through its wholly-owned subsidiary, Antik Denim, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories with a western flair under the "Antik Denim" "Yanuk", "Taverniti So Jeans", and "U" brands, both in the United States and internationally. Blue Holdings currently sells men's and women's styles and is in the process of launching a children's line. Antik Denim and Yanuk jeans are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

Forward-Looking Statements

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE ARE FORWARD-LOOKING AND MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. EXAMPLES OF FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE INCLUDE STATEMENTS RELATED TO BLUE HOLDINGS' ANTICIPATED RESULTS IN 2006. FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNRELIABLE AND ACTUAL RESULTS MAY DIFFER MATERIALLY. FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE SUCH FACTORS AS MAY BE DETAILED FROM TIME TO TIME IN BLUE HOLDINGS' FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. BLUE HOLDINGS UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.


CONTACT:
Blue Holdings, Inc.
Patrick Chow, CFO  323-725-5555
patrick.chow@blueholdings.com

Integrated Corporate Relations
310-395-2215
Andrew Greenebaum
agreenebaum@icrinc.com
or
Patricia Dolmatsky
pdolmatsky@icrinc.com


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


       BLUE HOLDINGS INC. (FORMERLY KNOWN AS MARINE JET TECHNOLOGY CORP.)
                                AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   AS OF MARCH 31, 2006 AND DECEMBER 31, 2005


                                                        March 31,   December 31,
                                                          2006           2005
                                                       -----------   -----------
                                                       (Unaudited)    (Audited)
                       ASSETS
CURRENT ASSETS:
   Cash ............................................   $   105,931   $   228,127
   Due from factor, net of reserves of $49,674 and
      $96,849, respectively ........................     1,265,399       693,474
   Accounts receivable, net of reserves of $531,596
      and $484,421, respectively:
        - Purchased by factor with recourse ........     4,705,701     4,287,163
        - Others ...................................       159,759         2,504
   Due from related parties ........................          --          15,974
   Inventories .....................................    12,077,440     9,925,162
   Deferred income taxes ...........................       654,997       492,574
   Prepaid expenses and other current assets .......       295,851       351,919
                                                                     -----------
      Total current assets .........................    19,265,078    15,996,897


   Deferred income taxes ...........................     1,647,004     1,671,135
   Property and equipment, less accumulated
      depreciation .................................       354,128       198,927
                                                       -----------   -----------
Total assets .......................................   $21,266,210   $17,866,959
                                                       ===========   ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Bank overdraft ..................................   $   539,329   $   616,020
   Accounts payable ................................     3,427,355     2,911,598
   Short-term borrowings ...........................     6,643,138     4,583,936
   Due to related parties ..........................       803,063       469,186
   Income taxes payable ............................       596,953       650,468
   Accrued expenses and other current liabilities ..       425,114       599,166
                                                       -----------   -----------
      Total current liabilities ....................    12,434,952     9,830,374
                                                       -----------   -----------

Stockholders' equity
   Common Stock $0.001 par value,
     authorized 75,000,000 shares,
      26,057,200 shares issued and outstanding .....        26,057        26,057
   Additional paid-in capital ......................     5,111,249     4,996,752
   Retained earnings ...............................     3,693,952     3,013,776
                                                       -----------   -----------
      Total stockholders' equity ...................     8,831,258     8,036,585
                                                       -----------   -----------
Total liabilities and stockholders' equity .........   $21,266,210   $17,866,959
                                                       ===========   ===========


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


       BLUE HOLDINGS INC. (FORMERLY KNOWN AS MARINE JET TECHNOLOGY CORP.)
                                AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005


                                                      Three Months  Three Months
                                                          Ended         Ended
                                                        March 31,     March 31,
                                                           2006         2005
                                                       -----------   -----------
                                                       (Unaudited)   (Unaudited)

Net sales ..........................................   $11,877,879   $ 5,009,433

Cost of goods sold .................................     5,928,616     3,346,819
                                                       -----------   -----------

Gross profit .......................................     5,949,263     1,662,614

Selling, distribution & administrative expenses ....     4,600,407     1,195,765
                                                       -----------   -----------

Income before interest expense and provision
   for income taxes ................................     1,348,856       466,849

Interest expense ...................................       171,313             0
                                                       -----------   -----------

Income before provision for income taxes ...........     1,177,543       466,849

Provision for income taxes .........................       497,367           800
                                                       -----------   -----------

Net income .........................................   $   680,176   $   466,049
                                                       ===========   ===========

Earnings per common share - Basic and diluted ......   $      0.03   $      0.02
                                                       ===========   ===========

Weighted average shares outstanding - Basic and
   diluted .........................................    26,057,200    26,057,200
                                                       ===========   ===========


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